EXHIBIT 11

                      INNOVATIVE MEDICAL SERVICES
               COMPUTATION OF EARNINGS PER COMMON SHARE
                       FOR THE NINE MONTHS ENDED
                       APRIL 30, 1996 AND 1997



                                             For the Nine Months Ended
                                                     April 30
                                           ----------------------------
                                               1997             1996
                                           ----------------------------

Shares outstanding                           3,520,851        1,833,851
                                            ==========       ==========

Weighted average shares outstanding          3,231,111        1,817,368
Stock options                                  576,250           31,250
Warrants                                     1,765,417        1,187,500
                                            ----------       ----------
     Total weighted average
      shares outstanding                     5,572,778        3,036,118
                                            ==========       ==========


Net Income (Loss)                           $ (909,716)       $ (76,192)
                                            ==========       ==========


Net Earnings (Loss) per share               $    (0.16)      $    (0.02)
                                            ==========       ==========